Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	January 12, 2015
CONTACT:	Gerard P. Cuddy
President and Chief Executive Officer
PHONE:	(215) 864-6000

BENEFICIAL BANCORP INC. ANNOUNCES COMPLETION OF

SECOND STEP CONVERSION AND OFFERING

Philadelphia, Pennsylvania, January 12, 2015 — Beneficial Bancorp Inc., a Maryland corporation (the “Company”) (NasdaqGS: BNCL), announced today that it has completed the conversion of Beneficial Bank (the “Bank”) from the mutual holding company to the stock holding company form of organization, including the related stock offering conducted in connection with the conversion. As a result of the closing of the conversion and offering, the Company is now the holding company for the Bank, and Beneficial Savings Bank MHC, the Bank’s former mutual holding company, and Beneficial Mutual Bancorp, Inc., the Bank’s former mid-tier holding company, have ceased to exist. The results of the stock offering were previously reported in the Company’s press release dated December 15, 2014. All valid orders received in the subscription and community offerings will be filled in full.

Beginning on Tuesday, January 13, 2015, the shares of Company common stock will trade on the Nasdaq Global Select Market under the trading symbol BNCL.

Book entry statements reflecting shares purchased in the offering are expected to be mailed to subscribers promptly following the closing.

As a result of the conversion, each existing share of Beneficial Mutual Bancorp common stock has been converted into the right to receive 1.0999 shares of Company common stock. Shareholders of Beneficial Mutual Bancorp holding shares in street name will automatically receive shares of Company common stock within their accounts. Shareholders of Beneficial Mutual Bancorp holding shares in certificated form will receive book entry statements for their shares of Company common stock through the Company’s Direct Registration System after returning their stock certificates with a properly completed letter of transmittal to the Company’s transfer agent. Letters of transmittal will be promptly sent out to shareholders by the Company’s transfer agent. Cash will be paid in lieu of any fractional shares based on the sale price in the offering of $10.00 per share. Approximately 82,714,736 shares of Company common stock will be outstanding after the completion of the offering and the exchange, before taking into account adjustments for fractional shares.

Sandler O’Neill & Partners, L.P. acted as marketing agent for the Company in connection with the offering. Kilpatrick Townsend & Stockton LLP acted as legal counsel to the Company in connection with the conversion and offering. Stradley Ronon Stevens & Young, LLP acted as legal counsel to Sandler O’Neill & Partners, L.P. in connection with the offering.

About Beneficial Bancorp

Beneficial Bancorp is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. Beneficial Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 58 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through Beneficial Insurance Services, LLC and wealth management services are offered through Beneficial Advisors, LLC, both wholly owned subsidiaries of Beneficial Bank. For more information about Beneficial Bank and the Company, please visit www.thebeneficial.com.

Forward-Looking Statements

This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company is engaged.